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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

     Feinberg            Stephen
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   (Last)               (First)                 (Middle)


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                                    (Street)
c/o Cerberus Partners, L.P.
450 Park Avenue - 28th Floor
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   (City)               (State)                 (Zip)

New York                 New York                10022
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2. Date of Event Requiring Statement (Month/Day/Year)

   4/15/99

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Nucentrix Broadband Networks, Inc. - NCNX
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [X*]   10% Owner
   [   ]   Officer (give title below)           [  ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)

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7.  Individual or Joint/Group Filing
      (Check Applicable Line)
     [X*] Form filed by One Reporting Person
     [  ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

  Common Stock                            1,107,066*                  I*                  By partnerships and corporations*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If form is filed by more than one reporting person, see Instruction 5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

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
Explanation of Responses:
* Cerberus Partners, L.P. ("Cerberus") is the holder of 255,800 shares of common stock of Nucentrix Broadband Networks, Inc. (the "Company"); Cerberus International, Ltd. ("International") is the holder of 513,700 shares of common stock of the Company; Cerberus Institutional Partners, L.P. ("Institutional") is the holder of 73,666 shares of common stock of the Company; and certain private investment funds (the "Funds") in the aggregate are the holders of 263,900 shares of common stock of the Company. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company owned by each of Cerberus, International, Institutional and the Funds. Mr. Feinberg's interest is limited to the extent of his pecuniary interest in Cerberus, International, Institutional and the Funds, if any.


/s/Stephen Feinberg                                            4/23/99
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      **Signature of Reporting Person                           Date

**Intentional  misstatements  or  omissions of facts constitute Federal Criminal
  Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not are required to respond unless the form displays a currently valid OMB Number.